Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and among

EATON CORPORATION PLC,

EATON CORPORATION

EATON CAPITAL UNLIMITED CORPORATION

MOBILITY (USA) CORPORATION

and

DANA INCORPORATED

Dated as of [•], 2026

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into by and among Eaton Corporation plc, a public limited company incorporated under the laws of the Republic of Ireland (“Parent”), Eaton Corporation, a corporation registered in the State of Ohio (“Eaton Ohio”), Eaton Capital Unlimited Corporation, an Irish public limited company (“Eaton HoldCo,” and together with Eaton Ohio, the “Additional Eaton Parties”), Mobility (USA) Corporation, a Delaware corporation (“SpinCo,” and together with Parent, Eaton Ohio and Eaton HoldCo, the “Separation Parties,” and each a “Separation Party”), and Dana Incorporated, a Delaware corporation (“RMT Partner,” and together with Parent, Eaton Ohio, Eaton HoldCo and SpinCo, the “Parties,” and each a “Party”). Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement by and among Parent, Eaton Ohio, Eaton HoldCo, SpinCo and RMT Partner (the “Separation and Distribution Agreement”).

RECITALS

WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new company that will operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, Parent and other members of the Parent Group have effected or will effect certain internal restructuring transactions for purposes of aggregating the SpinCo Business, including the steps set forth in the Restructuring Plan (the “Restructuring”) prior to the Distribution and in connection therewith members of the Parent Group (excluding, for the avoidance doubt, Parent) will contribute, convey, sell or otherwise transfer (or cause their respective Subsidiaries to contribute, convey, sell or otherwise transfer) the SpinCo Assets to SpinCo and other members of the SpinCo Group and SpinCo and other members of the SpinCo Group will assume the SpinCo Liabilities, as more fully described in this Separation and Distribution Agreement and the Restructuring Plan;

WHEREAS, in accordance with the Restructuring Plan, and prior to the Distribution, among other things, Eaton Ohio will contribute certain SpinCo Assets to SpinCo in consideration for (a) the assumption by SpinCo of certain SpinCo Liabilities, (b) the issuance of SpinCo Shares, and (c) the receipt of a portion of the SpinCo Payment to be determined in accordance with the terms and subject to the conditions set forth in the Separation and Distribution Agreement;

WHEREAS, in accordance with the Restructuring Plan, following the Eaton Ohio Contribution, Eaton Ohio shall distribute 100% of the SpinCo Shares to Eaton Holding XIII, a Société à Responsabilité Limitée organized under the laws of Luxembourg;

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, the Eaton Ohio Contribution and the Eaton Ohio Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) and Section 355 of the Code;

WHEREAS, in accordance with the Restructuring Plan, and following the consummation of the Eaton Ohio Distribution, certain members of the Parent Group (excluding, for the avoidance of doubt, Parent) shall contribute, convey, transfer, assign and deliver to SpinCo or members of the SpinCo Group, and SpinCo and members of the SpinCo Group shall accept and assume from such members of the Parent Group, all of the right, title and interest of such members of the Parent Group in, to and under certain of the SpinCo Assets and SpinCo Liabilities relating to the SpinCo Business and, thereafter, members of the Parent Group shall transfer, directly or indirectly, 100% of the SpinCo Shares to Parent, resulting in Parent owning directly 100% of the SpinCo Shares;

WHEREAS, following the consummation of the foregoing Restructuring transactions, and on the Distribution Date, Parent, at its election, shall make a distribution to be effected by either (i) causing SpinCo to issue 100% of the SpinCo Shares to the Parent shareholders on a pro rata basis (the “One-Step Spin-Off”), or (ii) the consummation of an exchange offer whereby Parent redeems Parent Shares held by certain shareholders of Parent electing to participate in such exchange offer in exchange for the issuance of SpinCo Shares by SpinCo to such shareholders (the “Exchange Offer”), which, to the extent necessary, shall be followed by a Clean-Up Spin-Off on the Distribution Date and immediately following the consummation of the Exchange Offer (in each case of clauses (i) and (ii), the “Distribution”), after which 100% of the SpinCo Shares held by Parent will be canceled and extinguished;

WHEREAS, the Restructuring together with the Distribution is referred to as the “Separation”;

WHEREAS, immediately following the Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of SpinCo, will merge with and into RMT Partner, with RMT Partner as the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, immediately following the Merger, pursuant to an integrated plan of reorganization that includes the Merger, Merger Partner will merge with and into a Delaware limited liability company, a direct wholly owned subsidiary of SpinCo that is treated as an entity disregarded as separate from SpinCo for U.S. federal tax purposes (“Merger Sub LLC”), with Merger Sub LLC as the surviving entity (the “Second Merger” and, together with the Merger, the “Mergers”), upon the terms and subject to the conditions set forth in the Letter Agreement by and between Merger Partner, Merger Sub, SpinCo, Eaton, Eaton Ohio and Eaton HoldCo, dated as of October 16, 2026 (the “Second Letter Agreement”).

WHEREAS, it is the intention of the Parties that, (a) for U.S. federal income Tax purposes: (i) the Distribution qualify as a tax-free “distribution” under Section 355(a) of the Code to holders of Parent Shares, including the non-recognition of gain and income inclusion by such holders under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder, and as tax-free to Parent under Section 355(c) of the Code; (ii) the Separation and Distribution Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Eaton Ohio Contribution and the Eaton Ohio Distribution (taken together); (iii) the Merger and the Second Merger, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Code; and (iv) the Merger Agreement and the Second Letter Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Merger and the Second Merger (taken together) and (b) for Irish Tax purposes, in respect of the Exchange Offer: (i) no liability for dividend withholding Tax arise for Parent or

SpinCo; (ii) no Tax on chargeable gains arise for any of Parent, SpinCo, the holders of SpinCo Shares (except with respect to the receipt of cash in lieu of fractional SpinCo Shares pursuant to Section 3.3 of the Merger Agreement) or the holders of Parent Shares (other than holders of SpinCo Shares or Parent Shares who are resident or ordinarily resident in Ireland or holders of Parent Shares that hold their shares in connection with a trade or business carried on by such holders in Ireland through a branch or agency) and except with respect to the receipt of cash in lieu of fractional SpinCo Shares, if any; (iii) no stamp duty arise for any of Parent, SpinCo or any of their shareholders; and (iv) any gain for applicable accounting purposes recognized by Parent on the Exchange Offer will qualify as “excluded equity gain” within the meaning of Section 111P of the Taxes Consolidation Act 1997 (as amended); and

WHEREAS, in connection with the Separation and the Mergers, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Separation and Mergers, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Intended Tax Treatment.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

Definition of Terms.

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Additional Eaton Parties” has the meaning set forth in the first sentence of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” means this Tax Matters Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Stock” means all classes or series of capital stock including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock, (iii) all instruments properly treated as stock for U.S. federal income tax purposes, and (iv) all other equity, debt, derivative, or other instruments or agreements that confer upon the holder thereof any voting rights with respect to the issuer thereof.

“CFC Member” means any member of the SpinCo Group that is treated, immediately prior to the Distribution Date, as a “controlled foreign corporation” as defined in Section 957 of the Code (excluding any Eaton Ohio CFC Member).

“CFC Taxes” means any Tax liability imposed with respect to amounts required to be included under Sections 951 or 951A of the Code (and any deemed dividend pursuant to Sections 78 and 960(a)(1) of the Code attributable to such amount) with respect to any CFC Member or Eaton Ohio CFC Member.

“Claiming Separation Party” has the meaning set forth in Section 3.6(a)(i).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Controlling Separation Party” has the meaning set forth in Section 9.2(a).

“Dispute” has the meaning set forth in Section 13.1.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Taxes” means, without duplication, any and all Taxes required to be paid by or imposed on a Separation Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of (a) the Distribution to qualify as a “distribution” described in Sections 355(c) of the Code; (b) the stock distributed in the Distribution to constitute “qualified property” for purposes of Section 355(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such SpinCo Shares to be treated as other than “qualified property” for such purposes); (c) the Eaton Ohio Contribution, the Eaton Ohio Distribution and the applicable portion of the SpinCo Payment, taken together, to qualify for the treatment set forth in clauses (iv) through (vi) of the definition Intended Tax Treatment, or (d) any Separation Transaction to qualify for its intended tax treatment as set forth on Exhibit A.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes.

“Due Date” means the date (taking into account any validly elected extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“Eaton Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Parent (or a member of the Parent Group) as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Parent or a member of the Parent Group as common parent (or similar concept) under a similar provision of state, local or non-U.S. Law.

“Eaton HoldCo” has the meaning set forth in the first sentence of this Agreement.

“Eaton Ohio” has the meaning set forth in the first sentence of this Agreement.

“Eaton Ohio CFC Member” means Eaton Holding III B.V., a Dutch Besloten vennootschap.

“Eaton Separate Return” means any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Group.

“Eaton Tax Indemnity Cap” has the meaning set forth in Exhibit B.

“Eaton Taxes” means, without duplication, (a) any Taxes required to be reported on a Joint Return (including, for the avoidance of doubt, any Taxes arising from or relating to a Tax Contest with respect to a Joint Return); (b) any Taxes that are solely attributable to the Parent Business; (c) Taxes for the Pre-Distribution Periods arising out of or resulting from the Exhibit B Tax Controversies in an amount, in the aggregate, not in excess of the Eaton Tax Indemnity Cap (and, for the avoidance of doubt, with any Taxes arising out of or resulting from such Exhibit B Tax Controversies in excess of the Eaton Tax Indemnity Cap being the sole responsibility of SpinCo and included in SpinCo Taxes); (d) with respect to any Pre-Distribution Period, (i) any Taxes (other than Taxes arising from Exhibit B Tax Controversies) required to be reported on a SpinCo Separate Return and (ii) any Taxes (other than Taxes arising from Exhibit B Tax Controversies) attributable to the SpinCo Business (in the case of both clauses (d)(i) and (d)(ii), (A) including any CFC Taxes attributable to an Eaton Ohio CFC Member attributable to the Pre-Distribution Periods (determined as if the taxable year of any such Eaton Ohio CFC Member that includes the Distribution Date ended at the end of the Distribution Date, with any deductions and credits for such Eaton Ohio CFC Member’s taxable year allocated pro rata to each day of the year), (B) except for CFC Taxes described in (A), including any other CFC Taxes attributable to the Pre-Distribution Periods (determined pursuant to Section 2.3), but only to the extent that (x) such CFC Member was contributed to SpinCo pursuant to the Restructuring Plan more than thirty (30) days prior to the Distribution Date (determined as if the taxable year of any CFC Member that includes the Pre-Distribution Period ended at the end of the thirty first day preceding the Distribution Date) or (y) such CFC Taxes arise from any Separation Transaction undertaken by a CFC Member or any other non-ordinary course transaction undertaken by such CFC Member prior to the Distribution Date; provided, in each case, that (1) CFC Taxes imposed on the income of such CFC Member arising in the ordinary course of business that are attributable to any assets, liabilities or operations that are transferred to or from such CFC Member pursuant to any Separation Transaction or any other non-ordinary course transaction shall not be deemed to arise from any Separation Transaction or any other non-ordinary course transaction, and (2) CFC Taxes arising in the ordinary course of business shall not be deemed to arise from any Separation Transaction or any other non-ordinary course transaction solely because such CFC Member became a “controlled foreign corporation” as defined in Section 957 of the Code as a result of a transfer of shares pursuant to any Separation Transaction or any other non-ordinary course transaction) (for the avoidance of doubt, any CFC Taxes that are attributable to a CFC Member from activities in the ordinary course of business within thirty (30) days of the Distribution Date shall constitute SpinCo Taxes), and (C) excluding any non-U.S. Taxes relating to a Tax Contest attributable to the SpinCo Business that is commenced, first proposed, or first threatened after the Closing Date); and (e) Taxes (including Transfer Taxes (other than, for the avoidance of doubt, any Transfer Taxes resulting from the Mergers which are the responsibility of SpinCo or RMT Partner pursuant to the Merger Agreement and the Second Letter Agreement)) attributable to the Separation Transactions, in the case of each of clauses (a) through (e), other than Taxes attributable to a SpinCo Tainting Act.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Offer” has the meaning set forth in the Recitals.

“Exhibit B Tax Controversies” has the meaning set forth in Exhibit B.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required by the Merger Agreement, the Second Letter Agreement or any Transaction Document (including the Separation and Distribution Agreement) or any action undertaken pursuant to, or prior to, the Distribution or the other Separation Transactions.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or non-U.S. taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Separation Parties.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Parent Group or the SpinCo Group, or both, as the context requires.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Income Taxes” means:

(a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes) or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Indemnification Notice” has the meaning set forth in Section 4.1(a).

“Intended Tax Treatment” means

(a) the following U.S. federal income Tax consequences in connection with the Separation, the Distribution, the Mergers and certain related transactions:

(i) the qualification of the Distribution as a transaction in which the SpinCo Shares distributed to holders of Parent Shares are treated as “qualified property” for purposes of Section 355(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such SpinCo Shares to be treated as other than “qualified property” for such purposes);

(ii) the nonrecognition of income, gain or loss by Parent on the Distribution solely by virtue of Section 355(c) of the Code;

(iii) the nonrecognition of income, gain or loss by holders of Parent Shares upon the receipt of SpinCo Shares in the Distribution (except with respect to cash in lieu of fractional SpinCo Shares, if any) under Section 355(a) of the Code, and the nonrecognition of gain and income inclusion under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder;

(iv) the qualification of the Eaton Ohio Contribution and the Eaton Ohio Distribution, taken together, as a “reorganization” within the meaning of Section 368(a)(1)(D) and Section 355 of the Code;

(v) the qualification of the Eaton Ohio Distribution as a transaction in which the SpinCo Shares distributed to Eaton Ohio’s shareholder are “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such SpinCo Shares to be treated as other than “qualified property” for such purposes);

(vi) the nonrecognition of income, gain or loss to Eaton Ohio, Eaton Ohio’s shareholder, and SpinCo on the Eaton Ohio Contribution and Eaton Ohio Distribution under Sections 355, 361, and/or 1032 of the Code, including with respect to any cash received (including with respect to the SpinCo Payment) by Eaton Ohio from SpinCo in such transactions except to the extent the amount of the cash payment and liabilities assumed exceeds Eaton Ohio’s adjusted tax basis in the SpinCo Shares and assuming Eaton Ohio transfers to creditors or distributes to shareholders the cash received in such payment in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code; and

(vii) the treatment of the Merger and the Second Merger, taken together, as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) the following Irish Tax consequences in connection with the Exchange Offer:

(i) Parent, SpinCo and holders of Parent Shares or SpinCo Shares (other than holders of Parent Shares or SpinCo Shares who are resident or ordinarily resident in Ireland or holders of Parent Shares that hold their share in connection with a trade or business carried on by such holders in Ireland through a branch or agency) not having any liability for Irish Tax on chargeable gains, stamp duty or withholding as a result of the Exchange Offer; and

(ii) any gain for applicable accounting purposes recognized by Parent on the Exchange Offer qualifying as “excluded equity gain” within the meaning of Section 111P of the Taxes Consolidation Act 1997 (as amended).

“Internal Distribution” means any transaction (or series of transactions) effected as part of, or in anticipation of, the Separation (including the Eaton Ohio Distribution, but excluding the Distribution), in each case, that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Parent Group and one or more members of the SpinCo Group, and any consolidated, combined or unitary Tax Return of Parent, in each case, for any Pre-Distribution Period (including any Eaton Consolidated Return).

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, administrative pronouncement, rule of law, treaty (including any income tax treaty), decree, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered into by a Governmental Authority.

“Merger” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Merger Sub LLC” has the meaning set forth in the Recitals.

“Non-Controlling Separation Party” has the meaning set forth in Section 9.2(b).

“One-Step Spin-Off” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the first sentence of this Agreement.

“Parent Spin-Off Tax Opinion” has the meaning set forth in the Merger Agreement.

“Parent Tainting Act” means (a) any action (or the failure to take any action) within its control by Parent or any member of the Parent Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the Capital Stock of Parent, any assets of Parent or any assets of any member of the Parent Group, (c) any breach by Parent or any member of the Parent Group of any representation, warranty or covenant made by them in the Merger Agreement, the Second Letter Agreement or the Transaction Documents, including this Agreement, or (d) any breach by Parent or any member of the Parent Group of any representation made by Parent in the Separation Tax Representation Letters, in each case, that would affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for such transaction’s intended tax treatment as set forth on Exhibit A; provided, however, that the term “Parent Tainting Act” shall not include any action expressly required by the Merger Agreement, the Second Letter Agreement or the Transaction Documents.

“Parties” and “Party” have the meanings set forth in the first sentence of this Agreement.

“Past Practices” has the meaning set forth in Section 3.3(a).

“Payor” has the meaning set forth in Section 4.1(a).

“Permitted Transfer” means each transaction described on Exhibit C.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.1.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.3.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo or a member of the SpinCo Group that was a party to an Internal Distribution would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock of SpinCo or any member of the SpinCo Group that was a party to an Internal Distribution. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo or any member of the SpinCo Group that was a party to an Internal

Distribution of a shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10, (ii) issuances by SpinCo or a member of the SpinCo Group that was a party to an Internal Distribution that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d), (iii) acquisitions of stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d), or (iv) any Permitted Transfer. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger and the Second Merger, standing alone or taken together, shall not constitute a Proposed Acquisition Transaction.

“Redactable Information” means any information that a Party, in its good faith judgment, considers to be confidential and not germane to the other Party’s obligations under this Agreement or any Transaction Document.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any reasonable out-of-pocket expenses incurred in obtaining such refund and any Taxes imposed by any Tax Authority on the receipt of the refund.

“Required Separation Party” has the meaning set forth in Section 4.1(a).

“Responsible Separation Party” means, with respect to any Tax Return or Tax Records (i) the Additional Eaton Parties, in the case of Tax Returns required to be prepared and filed by members of the Parent Group or any Tax Records that must be preserved and/or shared under this Agreement, and (ii) SpinCo, in the case of any Tax Returns required to be prepared and filed by members of the SpinCo Group or any Tax Records that must be preserved and/or shared under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Distribution Date; provided, however, that solely with respect to a transaction described on Exhibit A, the term “Restricted Period” shall mean the period beginning at the date set forth on Exhibit A with respect to each such transaction, and ending on the date indicated with respect to such transaction on Exhibit A.

“Retention Date” has the meaning set forth in Section 8.1.

“Reviewing Party” has the meaning set forth in Section 3.5(a).

“RMT Partner” has the meaning set forth in the first sentence of this Agreement.

“Ruling Request” means any letter filed by an Additional Eaton Party (or any of its Affiliates) with the IRS or other Tax Authority requesting a ruling regarding the Intended Tax Treatment or any intended tax treatment of any other transaction undertaken in connection with the Separation (including all attachments, exhibits, and other materials submitted with such ruling request letter and any amendment or supplement to such ruling request letter).

“Second Letter Agreement” has the meaning set forth in the Recitals.

“Second Merger” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the first sentence of this Agreement.

“Separation Parties” and “Separation Party” have the meanings set forth in the first sentence of this Agreement.

“Separation Transactions” means those transactions undertaken by the Separation Parties and their Affiliates pursuant to the Restructuring Plan to separate ownership of the SpinCo Business from ownership of the Parent Business (including, for the avoidance of doubt, the Distribution).

“SpinCo” has the meaning set forth in the first sentence of this Agreement.

“SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the Parent Group.

“SpinCo Shares” has the meaning set forth in the Merger Agreement.

“SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by RMT Partner, its Affiliates, SpinCo or any member of the SpinCo Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the Capital Stock of SpinCo or RMT Partner, any assets of SpinCo or any assets of any member of the SpinCo Group, (c) any breach by RMT Partner, SpinCo or any member of the SpinCo Group of any representation, warranty or covenant made by them in the Merger Agreement, the Second Letter Agreement or the Transaction Documents, including this Agreement, or (d) any breach by RMT Partner of any representation made by RMT Partner in the Separation Tax Representation Letters, in each case, that would affect the Intended Tax Treatment or otherwise cause a Separation Transaction to fail to qualify for its intended tax treatment as set forth on Exhibit A; provided, however, that the term “SpinCo Tainting Act” shall not include any action expressly required by the Merger Agreement, the Second Letter Agreement or the Transaction Documents, or an action undertaken by SpinCo or any member of the SpinCo Group prior to the Distribution.

“SpinCo Taxes” means, without duplication, (a) any Taxes required to be reported on a SpinCo Separate Return and any Taxes attributable to the SpinCo Business, in each case, for the Post-Distribution Period, (b) any non-U.S. Taxes reported or required to be reported on a SpinCo Separate Return for a Pre-Distribution Period relating to a Tax Contest attributable to the SpinCo Business, other than the Exhibit B Tax Controversies, that was commenced, first proposed, or first threatened after the Closing Date, (c) any CFC Taxes that are not Eaton Taxes, (d) any Taxes arising out of or resulting from an Exhibit B Tax Controversy to the extent such Taxes are not Eaton Taxes; (e) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Distribution Date by SpinCo or a member of the SpinCo Group at the direction of RMT Partner (or at the direction of a Subsidiary or Affiliate of RMT Partner), (f) Transfer Taxes resulting from the Merger that are the responsibility of SpinCo or RMT Partner and Transfer Taxes resulting from the Second Merger (determined on a “with and without” basis) that are the responsibility of RMT Partner, in each case, pursuant to the Merger Agreement and the Second Letter Agreement, as applicable, and any other Taxes arising from the activities, assets or liabilities of Merger Partner and its Subsidiaries, as applicable, resulting from, by account of, or with respect to the Second Merger, (g) Taxes attributable to the Separation Transactions incurred as a result of a SpinCo Tainting Act and (h) Taxes of Parent or its Subsidiaries arising out of the purchase of the Specified Assets pursuant to the Specified Asset Purchase Agreement.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Straddle Period SpinCo Separate Return” has the meaning set forth in Section 3.2(c).

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, custom duties, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing; and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Tax Advisor” means a tax counsel or accountant, in each case of recognized national standing in the relevant jurisdiction that is reasonably acceptable to the Separation Parties.

“Tax Attribute” means a net operating loss, capital loss, research and development credit, tax credit carryover, earnings and profits, previously taxed income, tax bases, separate limitation loss, investment credit, foreign tax credit, excess charitable contribution, general business credit, overall foreign loss or any other Tax Item that could affect a Tax or create a Tax Benefit (including, for the avoidance of doubt, any item that could reduce “adjusted financial statement income” within the meaning of Section 56(a) of the Code).

“Tax Attribute Allocation Schedule” has the meaning set forth in Section 3.7.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision, or that otherwise has jurisdiction with respect to any Tax.

“Tax Benefit” means any reduction in Taxes, determined on a “with and without” basis, that is actually realized by a Person as a result of any loss, deduction, Refund, credit, offset or other Tax Item; provided that with respect to any “with and without” determination, reasonable simplifying conventions, assumptions and methodologies may be employed, as reasonably agreed by the Parties, to minimize the burden of producing a “with and without” computation, including, without limitation, use of mutually agreeable assumed statutory Tax rates, and disregarding potential future adjustments to Taxes that are not required to be reflected on a Tax Return at the time a “with and without” determination is made.

“Tax Contest” means an audit, review, examination assessment, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit).

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported, as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests and any other books of account or records with respect to Taxes (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return or estimated return with respect to Taxes or any other similar report, statement, declaration or document filed or required to be filed under the Code or other Tax Law, including any attachments, schedules, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Parent Group and any member of the SpinCo Group with respect to any Tax Period ending on or prior to the Distribution Date or the portion of any Straddle Period ending on the Distribution Date.

“Transfer Tax” means any sales, use, value-added, goods and services, privilege, non-resident capital gains, transfer (including real property transfer), recordation, registration, documentary, stamp, duty or similar Tax.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Parties may rely to the effect that a transaction will not (i) affect the Intended Tax Treatment, or (ii) cause any Separation Transaction to fail to qualify for the intended tax treatment as set forth on Exhibit A. Any such opinion must assume that the Distribution and the Mergers would have qualified for the Intended Tax Treatment, and that the other Separation Transactions would have qualified for the intended tax treatment as set forth on Exhibit A, if the transaction in question had not occurred.

“VAT” means: (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; (ii) any goods and services or sales and service Tax imposed by any Tax Authority; and (iii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clauses (i) or (ii), or imposed elsewhere. VAT shall not include any retail sales or other single-stage transaction tax.

“VAT Credit” means any refund, repayment, credit or offset in respect of VAT borne, paid or accounted for by or on behalf of any Separation Party or any member of its Group, to the extent the economic burden of such VAT is allocated to the other Separation Party’s Group pursuant to this Agreement.

ARTICLE II

Allocation of Tax Liabilities.

Section 2.1 General Rule.

(a) Eaton Liability. The Additional Eaton Parties shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against (x) any liability for Eaton Taxes and (y) any Distribution Tax-Related Losses for which the Parent Group is responsible pursuant to Section 6.2.

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against (x) any liability for SpinCo Taxes and (y) any Distribution Tax-Related Losses for which SpinCo is responsible pursuant to Section 6.2.

(c) Notwithstanding anything to the contrary in this Agreement, the Additional Eaton Parties’ indemnity obligations with respect to Eaton Taxes imposed on a less than wholly-owned entity shall be limited to an amount equal to the product of (i) the Eaton Taxes imposed on such entity and (ii) the lesser of (A) the percentage ownership in such entity owned by members of the SpinCo Group and members of the Parent Group at the time such Taxes are imposed, and (B) the percentage ownership in such entity owned by members of the SpinCo Group and members of the Parent Group immediately prior to the Distribution.

Section 2.2 Employment Taxes.

Liability for employment Taxes shall be determined pursuant to the Employee Matters Agreement. Furthermore, Tax deductions with respect to Parent Equity Awards and SpinCo Equity Awards (as each term is defined in the Employee Matters Agreement) and any and all other deductible cash payments made pursuant to the Employee Matters Agreement shall be allocated to the Parent Entities and SpinCo Entities (as each term is defined in the Employee Matters Agreement) in accordance with Section 9.3(c) of the Employee Matters Agreement.

Section 2.3 Straddle Period Tax Allocation.

The Additional Eaton Parties and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law, but excluding making the election under Treasury Regulations Section 1.245A-5(e)(3) with respect to each CFC Member and any corresponding or similar elections under state, local or non-U.S. law. If applicable Law does not require or permit SpinCo or any member of the SpinCo Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or such member of the SpinCo Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis. Notwithstanding the foregoing, CFC Taxes set forth in clause (d)(ii)(B)(x) of the definition of “Eaton Taxes” for the Pre-Distribution Period will be determined as if the taxable year of any CFC Member that includes the Distribution Date ended at the end of the thirty first day preceding the Distribution Date (or, if later but prior to the Distribution Date, the actual year end of such CFC Member); provided, however, that any CFC Taxes attributable to an Eaton Ohio CFC Member or set forth in clause (d)(ii)(B)(y) of the definition of “Eaton Taxes” shall be determined as if the taxable year of any such CFC Member that includes the Pre-Distribution Period ended at the end of the Distribution Date, with any deductions and credits for such CFC Member’s taxable year allocated pro rata to each day of the year. Accordingly, (i) any CFC Taxes attributable to the activities in the ordinary course of business of a CFC Member (excluding an Eaton Ohio CFC Member) shall be allocated to the portion of the Straddle Period beginning after the Distribution Date to the extent that such CFC Member was contributed to SpinCo or any of its Affiliates pursuant to the Restructuring Plan within thirty (30) days prior to the Distribution Date, and (ii) any CFC Taxes attributable to the activities of an Eaton Ohio CFC Member for the period prior to the Distribution Date or that arise from any Separation Transaction undertaken by a CFC Member or any other non-ordinary course transaction undertaken by a CFC Member prior to the Distribution shall be allocated to the portion of the Straddle Period beginning on or before the Distribution Date; provided, in each case, that (1) CFC Taxes imposed on the income of such CFC Member arising in the ordinary course of business that are attributable to any assets, liabilities or operations that are transferred to or from such CFC Member pursuant to any Separation Transaction or any other non-ordinary course transaction shall not be deemed to arise from any Separation Transaction or any other non-ordinary course transaction, and (2) CFC Taxes arising in the ordinary course of business shall not be deemed to arise from any Separation Transaction or any other non-ordinary course transaction solely because such CFC Member became a “controlled foreign corporation” as defined in Section 957 of the Code as a result of a transfer of shares pursuant to any Separation Transaction or any other non-ordinary course transaction.

ARTICLE III

Preparation and Filing of Tax Returns.

Section 3.1 General.

Tax Returns shall be prepared and filed when due (including any validly elected applicable extensions) in accordance with this Article III. The Separation Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VII.

Section 3.2 Responsibility for Preparation and Filing.

(a) Eaton Consolidated Returns and Joint Returns. Notwithstanding Section 3.2(b), the Additional Eaton Parties shall prepare and timely file (taking into account any validly elected applicable extensions) all Eaton Consolidated Returns and Joint Returns. Subject to Section 3.5, SpinCo and its Affiliates shall use commercially reasonable efforts to cooperate in the preparation and timely filing of any such Tax Returns, including, if applicable, by filing any such Tax Returns as prepared by the Additional Eaton Parties subject to Section 3.5. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the SpinCo Group on the Distribution Date after the Effective Time (except for any Extraordinary Transactions effected at the direction of the Parent Group, including as part of the Restructuring Plan) as occurring on the day after the Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local, or non-U.S. Law.

(b) The Additional Eaton Parties shall prepare, or cause their Affiliates to prepare, and timely file, or cause their Affiliates to timely file (taking into account any validly elected applicable extensions) (i) all Eaton Separate Returns for the Pre-Distribution Period and Post-Distribution Period, and (ii) all SpinCo Separate Returns for the Pre-Distribution Period other than any Straddle Period SpinCo Separate Return. Subject to Section 3.5, SpinCo and its Affiliates shall use commercially reasonable efforts to cooperate in the preparation and timely filing of any such Tax Returns, including, if applicable, by filing or causing to be filed Tax Returns as prepared by the Additional Eaton Parties.

(c) SpinCo shall prepare or cause its Affiliates to prepare, and timely file or cause to be timely filed (taking into account any validly elected applicable extensions) all SpinCo Separate Returns for or with respect to any Straddle Period (including, for the avoidance of doubt, any IRS Form 5471 with respect to any Straddle Period, but only to the extent such IRS Form 5471 is not otherwise included as part of an Eaton Consolidated Return or other Joint Return, which shall be governed by Section 3.2(a)) (a “Straddle Period SpinCo Separate Return”). Subject to Section 3.5, the Additional Eaton Parties and their Affiliates shall use commercially reasonable efforts to cooperate in the preparation and timely filing of any such Tax Returns, including, if applicable, by filing or causing to be filed Tax Returns as prepared by SpinCo.

Section 3.3 Tax Reporting Practices.

(a) General Rule. With respect to any Tax Return that any Separation Party has the obligation and right to prepare or cause to be prepared under Section 3.2, except to the extent otherwise required by applicable Law, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions of the relevant entity or group (“Past Practices”) and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with reasonable Tax practices, accounting methods, elections or conventions, to the extent such Tax Return may reasonably be expected to affect the Tax liability of any other Separation Party.

(b) For the avoidance of doubt, SpinCo shall not be permitted to make any change in any of its methods of accounting for Tax purposes for any Pre-Distribution Period, unless otherwise required by a Final Determination or with express written consent of an Additional Eaton Party.

(c) Reporting of Separation. (i) The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof provided in the Intended Tax Treatment, and (ii) the Tax treatment of the Separation Transactions as set forth on Exhibit A, to the extent reported on any Tax Return filed, or caused to be filed, by RMT Partner, SpinCo, or their Subsidiaries, shall be consistent with the Tax treatment on any Tax Return filed, or caused to be filed, by the Additional Eaton Parties and their Affiliates.

Section 3.4 Consolidated or Combined Tax Returns.

(a) SpinCo will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined, joint or unitary Tax Returns that the Additional Eaton Parties determine in good faith are required to be filed or that the Additional Eaton Parties choose to file (or cause to be filed) pursuant to Section 3.2 with respect to any Pre-Distribution Period.

(b) Except as provided in Section 2.3, with respect to all Joint Returns for the taxable year which includes the Distribution Date, the Additional Eaton Parties and their Affiliates shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.5 Right to Review and Consent to Tax Returns.

(a) To the extent (A) a Responsible Separation Party files or causes to be filed any Tax Return that reflects (i) Taxes for which any member of the Parent Group, SpinCo Group or RMT Partner (as applicable) would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, (ii) the Distribution and/or the Mergers, (iii) any Separation Transaction, or (iv) any other information that could reasonably be expected to impact the Tax liability of any member of the Parent Group, SpinCo Group or RMT Partner (as applicable), or (B) a Separation Party or any of its Affiliates (or their authorized representative) is required to file or sign any Tax Return that is prepared by another Separation Party under this Agreement, the Responsible Separation Party shall submit to an Additional Eaton

Party (if the Responsible Separation Party is a member of the SpinCo Group or is RMT Partner) or to SpinCo (if the Responsible Separation Party is a member of the Parent Group) (in each case, the “Reviewing Party”) a draft of such Tax Return at least forty-five (45) days prior to the Due Date for such Tax Return (taking into account any validly elected applicable extensions) for the Reviewing Party’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). The Reviewing Party shall have access to any and all data and information reasonably necessary for the preparation of all such Tax Returns and the Separation Parties shall use commercially reasonable efforts to cooperate in the preparation and review of such Tax Returns; provided that the providing Separation Party may redact from such information and documents any Redactable Information. Notwithstanding anything in this Agreement to the contrary, no members of the Parent Group shall be required to provide any portion (or portions) of any Joint Return (including, for the avoidance of doubt, any Eaton Consolidated Return) to SpinCo which is not pertinent to the SpinCo Business. No later than thirty (30) days after receipt of such Tax Returns, the Reviewing Party shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Separation Party; such written notice shall contain such disputed item (or items) and the basis for its objection; provided that if the Reviewing Party does not provide such written objection within thirty (30) days after receipt of such Tax Returns, the Reviewing Party shall be deemed to approve such Tax Return for purposes of this Section 3.5.

(b) If a Separation Party objects by proper written notice described in Section 3.5(a), the Separation Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Separation Parties have not resolved the disputed item or items by the day five (5) Business Days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.5 (revised to reflect all initially disputed items that the Separation Parties have agreed upon prior to such date).

(c) In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.5(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII. In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Separation Party (with cooperation from the other Separation Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Article XIII, proper adjustments shall be made to the amounts previously paid or required to be paid in accordance with Article IV in a manner that reflects such resolution.

(d) Notwithstanding anything to the contrary in this Agreement, SpinCo and the Additional Eaton Parties (or, at the discretion of the Additional Eaton Parties, any other member of the Parent Group) shall use commercially reasonable efforts to cooperate with respect to the preparation of any transfer pricing documentation relating to the SpinCo Business required to be prepared with respect to a Tax Return or Tax Contest for any Pre-Distribution Period or Straddle Period.

Section 3.6 Refunds, Carrybacks and Amended Tax Returns.

(a) Refunds.

(i) The Additional Eaton Parties and SpinCo and their respective Affiliates (the “Claiming Separation Party”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable under this Agreement or which it (or its Affiliates) has previously paid to the extent it will not be reimbursed pursuant to the indemnification provisions in Article IV. For the avoidance of doubt, to the extent that a particular Refund may be allocable to multiple Claiming Separation Parties, the portion of such Refund to which each Claiming Separation Party will be entitled shall be determined by comparing the amount of payments made by a Claiming Separation Party to a Tax Authority or to the other Claiming Separation Party (and reduced by the amount of payments received from the other Claiming Separation Party) pursuant to Articles II and III with the Tax liability of such Claiming Separation Party as determined under Section 2.1, taking into account the facts as utilized for purposes of claiming such Refund.

(ii) Any Refund or portion thereof to which a Claiming Separation Party is entitled pursuant to this Section 3.6(a) that is received or deemed to have been received as described herein by the other Claiming Separation Party (or its Affiliates) shall be paid by such other Claiming Separation Party to the Claiming Separation Party in immediately available funds in accordance with Article IV (net of any reasonable out-of-pocket expenses incurred in obtaining such Refund, including any Taxes imposed or payable in respect of the receipt or accrual thereof). To the extent a Claiming Separation Party (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Claiming Separation Party to the other Claiming Separation Party pursuant to this Section 3.6(a) and in accordance with the indemnification provisions of Article IV, such Claiming Separation Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(iii) Notwithstanding anything to the contrary in this Agreement, any Claiming Separation Party that has received a payment in respect of a Refund pursuant to this Section 3.6(a) shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim. Furthermore, if a Claiming Separation Party or one of its Affiliates pays over any amount pursuant to Section 3.6(a) in respect of a Refund and all or a portion of such Refund is subsequently disallowed or adjusted by a Tax Authority or in a Tax Contest, such disallowance or adjustment shall be allocated amongst such parties in the same manner in which such Refund was allocated pursuant to this Section 3.6, and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Tax Authority) in accordance with Article IV to reflect such disallowance or adjustment to such Refund.

(iv) The Separation Parties shall cooperate in good faith with any reasonable request by the other Separation Parties to pursue any Refund to which such other Separation Party (or its Affiliates) may be entitled under Section 3.6(a)(i).

(b) Carrybacks.

(i) The Additional Eaton Parties shall be permitted (but not required) to carryback (or to cause its Affiliates to carryback) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period or a Straddle Period; provided that if a carryback by an Additional Eaton Party (or another member of the Parent Group) could reasonably be expected to result in SpinCo (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if SpinCo consents in writing to such carryback (with such consent not to be unreasonably withheld, conditioned or delayed). SpinCo shall be permitted (but not required) to carryback (or to cause its Affiliates to carryback) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period SpinCo Separate Return or a Straddle Period SpinCo Separate Return; provided that if a carryback by SpinCo (or its Affiliates) could reasonably be expected to result in an Additional Eaton Party (or another member of the Parent Group) being liable for additional Taxes, such carryback shall be permitted only if an Additional Eaton Party consents in writing to such carryback (with such consent not to be unreasonably withheld, conditioned or delayed), except to the extent such carryback is required by applicable Law; provided, further, that SpinCo shall not be able to carryback a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to any Eaton Consolidated Return or Joint Return without the express written consent of the Additional Eaton Parties, determined in their sole discretion.

(ii) Notwithstanding anything to the contrary in this Agreement, if any Separation Party claims (or causes one or more of its Affiliates to claim) a Tax Attribute carryback, such Separation Party shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of a subsequent adjustment, if any, to such carryback claim.

(iii) A Separation Party (and its Affiliates) shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Separation Party pursuant to the provisions set forth in this Section 3.6(b).

(c) Amended Tax Returns. Other than as required by this Agreement or applicable Law, SpinCo shall not file any amended Tax Return for a member of the SpinCo Group that relates to (i) a Pre-Distribution Period (other than any amended Tax Return, the taxes for which the SpinCo Group is exclusively liable under Section 2.1(b)) or (ii) that Parent is entitled to review pursuant to Section 3.5(a), without the prior written consent of any Additional Eaton Party (with such consent not to be unreasonably withheld, conditioned or delayed).

Section 3.7 Apportionment of Tax Attributes.

Reasonably promptly following the Distribution Date (taking into account the applicable Tax Attribute subject to allocation and apportionment), an Additional Eaton Party shall reasonably determine in good faith the amount of any applicable Tax Attribute arising in a Pre-Distribution Period that shall be allocated or apportioned to the SpinCo Group under applicable Law (any such allocation or apportionment schedule with respect to such Tax Attribute, a “Tax Attribute Allocation Schedule”) and shall deliver to SpinCo a draft of such Tax Attribute Allocation Schedule for SpinCo’s review and comment. For avoidance of doubt, separate Tax Attribute Allocation Schedules for different Tax Attributes may be provided by an Additional Eaton Party to SpinCo pursuant to the preceding sentence. SpinCo shall provide such Additional Eaton Party with its comments to any Tax Attribute Allocation Schedule within thirty (30) days of receipt thereof and such Additional Eaton Party and SpinCo shall negotiate in good faith to resolve any disagreements with respect to such Tax Attribute Allocation Schedule; provided that, to the extent such Additional Eaton Party and SpinCo are unable to resolve any item subject to dispute within sixty (60) days, such dispute shall be resolved in accordance with Article XIII; provided, further, that the Parties acknowledge and agree that the Tax Advisor (as appointed pursuant to Article XIII) shall be instructed to, and shall resolve any item subject to dispute arising under this Section 3.7 in favor of such Additional Eaton Party’s determination with respect to such item unless such Tax Advisor determines that the position taken by such Additional Eaton Party with respect to such item is (i) not reasonable under the circumstances at the time of the Tax Advisor’s determination or (ii) inconsistent with applicable Law. Furthermore, nothing in this Section 3.7 shall be construed as obligating any member of the Parent Group to undertake an “earnings & profits study” or similar determinations. The Parent Group and the SpinCo Group agree to compute all Taxes for Post-Distribution Periods consistently with any Tax Attribute Allocation Schedule pursuant to this Section 3.7 unless otherwise required by a Final Determination. To the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.7.

Section 3.8 Payment of Taxes.

With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Separation Party shall remit or cause to be remitted to the applicable Tax Authority when due any Taxes due in respect of any such Tax Return. In the case of any Tax Return for which the Separation Party that is not the Responsible Separation Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return (including, any estimated Taxes), the Responsible Separation Party shall notify the other Separation Party in writing of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Separation Party and the Separation Party receiving such notice shall pay such amount to the Responsible Separation Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

ARTICLE IV

Indemnification Payments.

Section 4.1 Indemnification Payments.

(a) Subject to Section 3.8, if any Separation Party (the “Payor”) or any Affiliate of the Payor is required under applicable Tax Law to pay to a Tax Authority a Tax that another Separation Party (the “Required Separation Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Separation Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto (the “Indemnification Notice”). Such Required Separation Party shall have a period of thirty (30) days after the receipt of such Indemnification Notice to respond thereto. Subject to the next sentence, unless the Required Separation Party disputes the amount it is liable for under this Agreement, the Required Separation Party shall reimburse the Payor within forty-five (45) days of delivery by the Payor of the Indemnification Notice described above. Notwithstanding the foregoing, to the extent a Payor is required to pay Distribution Tax-Related Losses for which the Required Separation Party is liable hereunder, the Required Separation Party shall pay to the Payor the amount of such Distribution Tax-Related Losses, (i) in the case of amounts described in clause (a) of the definition of “Distribution Tax-Related Losses”, two (2) Business Days prior to the date of the filing of the applicable Tax Return reflecting such Taxes, or, if such Taxes arise from a Final Determination, no later than ten (10) Business Days after the date of such Final Determination, and (ii) in the case of amounts described in clause (b) of the definition of “Distribution Tax-Related Losses,” no later than ten (10) Business Days after the date of payment of such amounts by the Payor; provided that in no event shall a Required Separation Party be required to pay any Distribution Tax-Related Losses earlier than thirty (30) days after receipt of a written notification of the potential imposition of such Distribution Tax-Related Losses or the written notice of any Tax Contest seeking to impose such Distribution Tax-Related Losses, in each case, describing in reasonable detail the particulars relating thereto, which for the avoidance of doubt, need not be in the form of an Indemnification Notice. To the extent the Required Separation Party does not agree with the amount the Payor claims the Required Separation Party is liable for under this Agreement, the dispute shall be resolved in accordance with Article XIII.

(b) Any Tax indemnity payment required to be made by the Required Separation Party pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Separation Party by the other Separation Party pursuant to Article V. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment. Any foreign tax credits or deductions under U.S. Tax Law claimed by RMT Partner, its Affiliates, or any member of the SpinCo Group as a result of any CFC Taxes for the Pre-Distribution Period (as determined pursuant to Section 2.3) shall be treated as Tax Benefits corresponding to such CFC Taxes.

(c) Any and all indemnification payments from the Parent Group arising from or out of this Agreement shall be the exclusive liabilities of, and shall be made by the Additional Eaton Parties (as determined by the Additional Eaton Parties in their sole discretion) to SpinCo or another member of the SpinCo Group (as determined by SpinCo in its reasonable discretion in consultation with the Additional Eaton Parties), on the one hand, and any and all indemnification payments from the SpinCo Group arising from or out of this Agreement shall be liabilities of, and shall be made by SpinCo or another member of the SpinCo Group to a member of the Parent Group (as determined by the Additional Eaton Parties in their sole discretion, but in any event excluding Parent), on the other hand. All indemnification payments shall be treated in the manner described in Article XII. Furthermore, and notwithstanding anything to the contrary in this Agreement, Parent shall have no liability for any other obligations arising from this Agreement, rather, the Additional Eaton Parties (on behalf of the Parent Group) shall be jointly and severally liable for any obligations arising hereunder.

ARTICLE V

Tax Benefits and Parent Tax Attributes.

Section 5.1 Tax Benefits.

(a) If a member of the SpinCo Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group is liable hereunder, or if a member of the Parent Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the SpinCo Group is liable hereunder, SpinCo or an Additional Eaton Party, as the case may be, shall make a payment to the other company within one hundred twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit (net of any reasonable out-of-pocket expenses incurred in obtaining such Tax Benefit, including any Taxes imposed or payable in respect of the receipt or accrual thereof). For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 4.1(b), no payment shall be required under this Section 5.1(a) to the extent the Required Separation Party reduced its Tax indemnity payment under Section 4.1(b). Notwithstanding anything to the contrary in this Agreement, any Separation Party that has been paid such Tax Benefit pursuant to this Section 5.1 (or has their Tax indemnity obligation pursuant to Section 4.1(b) reduced) shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to such Tax Benefit.

(b) No later than thirty (30) Business Days after a Tax Benefit described in Section 5.1(a) is realized by a member of the Parent Group or a member of the SpinCo Group, an Additional Eaton Party (if a member of the Parent Group realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group realizes such Tax Benefit) shall provide the other Separation Parties with notice of the amount payable to such Separation Party by an Additional Eaton Party, on the one hand, or SpinCo, on the other hand, pursuant to this Article V. In the event that an Additional Eaton Party or SpinCo disagrees with any such calculation described in this Section 5.1(b), an Additional Eaton Party or SpinCo shall so notify the other such party in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.1(b). The Additional Eaton Parties and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article V shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

Section 5.2 VAT Credits.

(a) In the event that any Separation Party (or any member of such Separation Party’s Group) realizes in a Post-Distribution Period a Tax Benefit arising from a VAT Credit, such Separation Party shall make a payment to, in the case of a Tax Benefit realized by a member of the Parent Group, SpinCo (or a member of the SpinCo Group designated in writing by SpinCo) or, in the case of a Tax Benefit realized by a member of the SpinCo Group, the Additional Eaton Parties (or to a member of the Parent Group designated in writing by the Additional Eaton Parties) equal to the amount of such Tax Benefit, but only to the extent and at the time such Tax Benefit is actually realized as a cash refund, revenue from sold VAT receivables, or as a credit that reduces VAT otherwise payable (and in this regard each Separation Party shall procure that the relevant member of its Group shall use commercially reasonable efforts to obtain such cash refund or credit), in each case net of (i) any Taxes imposed with respect to the receipt or realization of such Tax Benefit, and (ii) any reasonable out-of-pocket costs incurred to obtain or realize such Tax Benefit. Such payment shall be made within fifteen (15) Business Days following such realization.

(b) For the avoidance of doubt, ordinary-course recovery of input VAT by a member of either Group shall not constitute a Tax Benefit arising from a VAT Credit except to the extent such recovery relates to VAT for which the economic burden was borne by the other Group in a Pre-Distribution Period or otherwise pursuant to the Transaction Documents.

(c) To the extent that any Tax Benefit arising from a VAT Credit has been realized and a payment has been made pursuant to this Section 5.2, but such Tax Benefit is subsequently reduced, disallowed or otherwise reversed (in whole or in part), whether as a result of an audit, reassessment or otherwise, the Separation Party that received such payment shall pay, if such recipient Separation Party is Parent or any Additional Eaton Party, SpinCo (or a member of the SpinCo Group designated in writing by SpinCo) or, if such recipient Separation Party is SpinCo, the Additional Eaton Parties (or a member of the Parent Group designated in writing by the Additional Eaton Parties), an amount equal to such reductions, disallowance or reversal, within fifteen (15) Business Days of such determination.

Section 5.3 Transfer Pricing Adjustments.

If pursuant to a Final Determination any Transfer Pricing Adjustment is made which results in (i) a Tax for which a Separation Party (or any of its Affiliates) is liable and (ii) a Tax Benefit allowable to another Separation Party, the Separation Party receiving the Tax Benefit shall make a payment to the other Separation Party in accordance with Section 5.1, in an amount equal to the amount of such Tax Benefit (determined on a “with and without” basis) and the provisions of Section 5.1 with respect to such Tax Benefit shall apply mutatis mutandis. For the avoidance of doubt, any “with and without” determinations required pursuant to this Section 5.3, may employ reasonable simplifying conventions, assumptions and methodologies, as reasonably agreed by the Parties, to minimize the burden of producing a “with and without” computation, including, without limitation, use of mutually agreeable assumed statutory Tax rates, and disregarding potential future adjustments to Taxes (other than a Transfer Pricing Adjustments arising from a Final Determination described in this Section 5.3) that are not required to be reflected on a Tax Return at the time a “with and without” determination is made.

ARTICLE VI

Intended Tax Treatment.

Section 6.1 Restrictions on SpinCo and RMT Partner.

During the Restricted Period, SpinCo and RMT Partner shall not:

(a) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to SpinCo;

(b) other than pursuant to the Merger or Second Merger, merge or consolidate with any other Person or voluntarily liquidate or partially liquidate, or cause or permit any member of the SpinCo Group that was a party to an Internal Distribution to engage in such a transaction;

(c) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise, and including any transaction treated as a sale or transfer for U.S. federal income tax purposes) of more than thirty percent (30%) of the consolidated gross assets of, or approve or allow a material change in the active conduct of, any trade or business on which SpinCo or any member of the SpinCo Group that was a party to an Internal Distribution relied for purposes of satisfying the requirements of Section 355(b) of the Code, as described in any applicable Parent Spin-Off Tax Opinion (in the case of a sale or other transfer of assets, (x) excluding (i) sales or other dispositions in the ordinary course of business, (ii) sales or other dispositions to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (iii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iv) any cash paid in mandatory or optional repayment (or pre-payment) of any indebtedness of the transferor or any member of the transferor’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), (v) any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any Person that is a member of the “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) of the applicable member or members of the SpinCo Group that relied on such trade or business for purposes of satisfying the requirements of Section 355(b) of the Code (as described in any applicable Parent Spin-Off Tax Opinion), or (vi) any Permitted Transfer and (y) measuring the percentage of assets sold or transferred based on fair market values as of the Distribution Date or other date on which the applicable Internal Distribution occurs);

(d) sell or otherwise dispose of more than thirty percent (30%) of the consolidated gross assets of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) or the “separate affiliated group” of any member of the SpinCo Group that was a party to an Internal Distribution, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty percent (30%) of the consolidated gross assets of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) or the “separate affiliated group” of a member of the SpinCo Group that was a party to an Internal Distribution, (in each case, (x) excluding (i) sales or other dispositions in the ordinary course of business, (ii) sales or other dispositions to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (iii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iv) any cash paid in mandatory or optional repayment (or pre-payment) of any indebtedness of the transferor or any member of the transferor’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), (v) in the case of SpinCo, any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any member of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), (vi) in the case of a member of the SpinCo Group that was a party to an Internal Distribution, any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any member of such “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), and (vii) any Permitted Transfer, and (y) measuring the percentage of assets sold or disposed of based on fair market values as of the Distribution Date or other date on which the applicable Internal Distribution occurs);

(e) amend the certificate of incorporation (or other organizational documents) of SpinCo or any member of the SpinCo Group that was a party to an Internal Distribution, or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo stock, or the stock of any member of the SpinCo Group that was a party to the Internal Distribution (other than in connection with the adoption by SpinCo or any member of the SpinCo Group that was a party to an Internal Distribution of a shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10);

(f) other than pursuant to the Merger or the Second Merger, issue shares of a new class of non-voting stock, or otherwise issue shares of stock that could reasonably be expected to have adverse consequences under Section 355(e) of the Code; provided that an issuance under this Section 6.1(f) shall not be reasonably expected to have adverse consequences under Section 355(e) to the extent the issuance satisfies Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d);

(g) purchase, directly or through any Affiliate, any of SpinCo’s outstanding stock;

(h) take any action or permit any other member of the SpinCo Group to take any action (including any transactions with a third-party or any transaction with any Separation Party) that, individually or in the aggregate (taking into account other transactions described in this Section 6.1), would be reasonably likely to adversely affect the Intended Tax Treatment of the (A) Distribution and (B) the Eaton Ohio Contribution and the Eaton Ohio Distribution; and

(i) take or permit any other member of the SpinCo Group to take any actions described on Exhibit A;

provided, however, that SpinCo or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (i) if, prior to taking any such actions, SpinCo or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Parent in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition of Distribution Taxes, (2) have received an Unqualified Tax Opinion, in form and substance satisfactory to Parent in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition of Distribution Taxes, or (3) have received written notice from Parent that it has waived (which waiver shall be withheld by Parent in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion. SpinCo and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Parent as soon as practicable prior to taking or failing to take any action set forth in the foregoing clauses (a) through (i). Parent’s discretion in respect of the evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness or reasonableness of any underlying assumptions, representations and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall bear all costs and expenses of securing any such

Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Additional Eaton Parties for all reasonable out-of-pocket costs and expenses that the Parent Group may incur in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. For the avoidance of doubt, the presence of a Post-Distribution Ruling or Unqualified Tax Opinion shall not relieve SpinCo or RMT Partner from any indemnification obligations otherwise present under this Agreement.

Section 6.2 Liability for Distribution Tax-Related Losses.

In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Parent Tainting Act, then the Additional Eaton Parties shall be responsible for any Distribution Tax-Related Losses arising from such Parent Tainting Act;

(b) if such Distribution Taxes are attributable to a SpinCo Tainting Act, then SpinCo shall be responsible for any Distribution Tax-Related Losses arising from such SpinCo Tainting Act; and

(c)

(i) if such Distribution Taxes are attributable to both a Parent Tainting Act and a SpinCo Tainting Act, responsibility for any related Distribution Tax-Related Losses arising from such Parent Tainting Act and SpinCo Tainting Act shall be allocated between the Additional Eaton Parties and SpinCo according to relative fault; provided, however, that notwithstanding anything in this Section 6.2 to the contrary, if such Distribution Taxes result from the application of Section 355(e) of the Code to the Distribution or the Eaton Ohio Distribution (a) as a result of a SpinCo Tainting Act but not a Parent Tainting Act, SpinCo shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses, (b) as a result of a Parent Tainting Act but not a SpinCo Tainting Act, the Additional Eaton Parties shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses, and (c) as a result of both a SpinCo Tainting Act and a Parent Tainting Act, the Additional Eaton Parties and SpinCo shall be allocated such Distribution Tax-Related Losses according to relative fault; and

(ii) if such Distribution Taxes are not attributable to a Parent Tainting Act or a SpinCo Tainting Act, then the Additional Eaton Parties shall be responsible for any Distribution Tax-Related Losses.

Section 6.3 Procedures Regarding Ruling Requests.

From and after the date of the signing of the Separation and Distribution Agreement, RMT Partner acknowledges and agrees that the Additional Eaton Parties may file (or cause any Affiliate to file) one or more Ruling Requests. In connection with any Ruling Request, an Additional Eaton Party (i) shall inform RMT Partner of its decision to file such Ruling Request, (ii) keep RMT Partner informed of all material actions taken or proposed to be taken by the Additional Eaton Party (or its Affiliate) or the IRS or other applicable Tax Authority, (iii) provide RMT Partner with all material written materials to be submitted to the IRS or other applicable Tax Authority reasonably in advance of submission for RMT Partner’s review and comment and the Additional Eaton Parties shall consider in good faith any comments received from RMT Partner within a reasonable time following receipt of such written materials. From and after the date of the signing of the Separation and Distribution Agreement, neither RMT Partner, SpinCo nor any of their Affiliates shall file a Ruling Request or otherwise seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution without the written consent of the Additional Eaton Parties.

ARTICLE VII

Cooperation and Reliance.

Section 7.1 Assistance and Cooperation.

(a) Subject to Section 7.1(b), the Separation Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to such parties and their respective Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates available to such other Party as provided in Article VIII. The Separation Parties shall also make available (and cause their respective Affiliates to make available) to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Separation Parties or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Upon reasonable prior written notice to a Separation Party, to the extent required pursuant to a Tax Contest, a Governmental Authority (accompanied by the authorized agents and representatives of the applicable Separation Party) may access the other Separation Party’s facilities during normal business hours.

(b) Any information or documents provided under this Article VII shall be kept confidential by the Separation Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) the Additional Eaton Parties and their Affiliates shall not be required to provide SpinCo, any Affiliate of SpinCo, or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures to the extent related to SpinCo, the SpinCo Business or the assets of SpinCo or any of Affiliate of SpinCo and (ii) in no event shall the Additional Eaton Parties or their Affiliates be required to provide SpinCo, any Affiliate of SpinCo, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that the Additional Eaton Parties or their Affiliates determine that the provision of any information or documents to SpinCo or any Affiliate of SpinCo could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with this Article VII in a manner that avoids any such harm or consequence.

Section 7.2 Income Tax Return Information.

The Additional Eaton Parties and SpinCo acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by the Separation Parties pursuant to Section 7.1 or this Section 7.2. The Additional Eaton Parties and SpinCo shall provide (or cause their Affiliates to provide) to the other Parties information and documents relating to its Group required by such Parties to prepare Tax Returns, provided that the providing Party may redact from such information and documents any Redactable Information. Any information or documents the Responsible Separation Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Separation Party reasonably requests and in sufficient time for the Responsible Separation Party to file such Tax Returns on a timely basis.

Section 7.3 Non-Performance.

If an Additional Eaton Party, SpinCo, or any of their respective Affiliates fails to comply with any of its obligations set forth in this Article VII upon reasonable request and notice by the other Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, then (a) if the non-performing Party is a member of the Parent Group, an Additional Eaton Party shall be liable in full for such additional Taxes, or (b) if the non-performing Party is a member of the SpinCo Group, SpinCo shall be liable in full for such additional Taxes.

Section 7.4 Costs.

The Additional Eaton Parties and SpinCo shall devote (or cause their respective Affiliates to devote) the personnel and resources necessary in order to carry out this Article VII and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Additional Eaton Parties and SpinCo shall carry out (or cause their respective Affiliates to carry out) its responsibilities under this Article VII at their own cost and expense.

ARTICLE VIII

Tax Records.

Section 8.1 Retention of Tax Records.

The Responsible Separation Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Periods, and the Additional Eaton Parties shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Responsible Separation Party may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Responsible Separation Party. If, prior to the Retention Date, (a) a

Responsible Separation Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Tax Law as relates to the other Responsible Separation Party and such other Responsible Separation Party agrees, then such first Responsible Separation Party may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Responsible Separation Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed, provided that Redactable Information may be redacted from such list and such detail. The notified Responsible Separation Party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records, provided that the notifying Responsible Separation Party may redact from such Tax Records, prior to such copying or removal, any Redactable Information.

Section 8.2 Access to Tax Records.

The Responsible Separation Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Responsible Separation Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Responsible Separation Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items under this Agreement, provided that Redactable Information may be redacted from any such provided Tax Records. To the extent any Tax Records are required to be or are otherwise transferred by the Responsible Separation Parties or their respective Affiliates to any person other than an Affiliate, the Responsible Separation Party or its respective Affiliate shall transfer such records to the other Responsible Separation Party at such time.

ARTICLE IX

Tax Contests.

Section 9.1 Notice.

The Additional Eaton Parties and SpinCo shall provide (or cause their Affiliates to provide) prompt notice to the other party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be indemnified by the other party hereunder or for which it may be required to indemnify the other party hereunder. Such notice shall attach copies of any written communication or other documents received from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail, provided that Redactable Information may be redacted from any such copies and documents so provided.

Section 9.2 Control of Tax Contests.

(a) Controlling Separation Party. In the case of any Tax Contest with respect to any Tax Return, the Separation Party that would be primarily liable under this Agreement to pay Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Separation Party”). Notwithstanding the previous sentence:

(i) In the case of any Tax Contest with respect to the Intended Tax Treatment or the tax treatment of any Separation Transaction, an Additional Eaton Party shall be the Controlling Separation Party; provided, however, if SpinCo may reasonably be expected to become liable to make any indemnification payment under this Agreement in connection with the resolution of such Tax Contest, the Controlling Separation Party shall not settle any such Tax Contest without the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if such settlement involves only monetary relief which the Additional Eaton Parties have agreed to pay.

(ii) Subject to Section 9.2(a)(iv), in the case of any Tax Contest with respect to any Eaton Consolidated Return, Joint Return, or Eaton Separate Return, an Additional Eaton Party shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest. For the avoidance of doubt, SpinCo shall have no rights with respect to any such Tax Contest.

(iii) Subject to the provisions of Section 9.2(a)(i) and Section 9.2(a)(iv), with respect to any other Tax Contest for which an Additional Eaton Party is the Controlling Separation Party pursuant to the general rule under Section 9.2(a), the Controlling Separation Party shall not settle any such Tax Contest without the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if such settlement involves only monetary relief which the Additional Eaton Parties have agreed to pay.

(iv) Notwithstanding anything to the contrary in this Agreement, in the case of any Tax Contest with respect to any Exhibit B Tax Controversy, an Additional Eaton Party shall be the Controlling Separation Party; provided, however, that the Controlling Separation Party shall not settle any such Tax Contest without the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if such settlement involves only monetary relief which the Additional Eaton Parties have agreed to pay.

(b) Information Rights. Unless waived by a Separation Party that is not a Controlling Separation Party (the “Non-Controlling Separation Party”) in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the a Non-Controlling Separation Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Article V) under this Agreement to the Controlling Separation Party under this Agreement: (i) the Controlling Separation Party shall keep the Non-Controlling Separation Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Separation Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Separation Party shall provide the Non-Controlling Separation

Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Separation Party shall timely provide the Non-Controlling Separation Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Separation Party shall consult with the Non-Controlling Separation Party (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Separation Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Separation Party shall defend such Tax Contest diligently and in good faith, provided that a Separation Party providing any copies, documents, or materials required to be provided under this Section 9.2(b) may redact from such copies, documents, or materials any Redactable Information. The failure of the Controlling Separation Party to take any action specified in the preceding sentences with respect to the Non-Controlling Separation Party shall not relieve the Non-Controlling Separation Party of any liability and/or obligation which it may have to the Controlling Separation Party under this Agreement except to the extent that the Non-Controlling Separation Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Separation Party from any other liability or obligation which it may have to the Controlling Separation Party.

(c) Tax Contest Participation. Except as otherwise provided in Section 9.2(a)(ii), unless waived by a Non-Controlling Separation Party in writing, the Controlling Separation Party shall provide the Non-Controlling Separation Party with written notice reasonably in advance of, and the Non-Controlling Separation Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Separation Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Article V) to the Controlling Separation Party under this Agreement. The failure of the Controlling Separation Party to provide any notice specified in this Section 9.2(c) to the Non-Controlling Separation Party shall not relieve the Non-Controlling Separation Party of any liability and/or obligation which it may have to the Controlling Separation Party under this Agreement except to the extent that the Non-Controlling Separation Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Separation Party from any other liability or obligation which it may have to the Controlling Separation Party.

(d) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to the Additional Eaton Parties (or such member of the Parent Group as an Additional Eaton Party shall designate) any power of attorney or other similar document reasonably requested by such Additional Eaton Party (or such designee) in connection with any Tax Contest (as to which an Additional Eaton Party (or its Affiliate) is the Controlling Separation Party) described in this Article IX. Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Separation Party) described in this Article IX.

(e) Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Separation Party with respect to a Tax Contest related to an adjustment which the Non-Controlling Separation Party may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Separation Parties according to each Separation Party’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Separation Party shall not be liable for fees payable to outside advisors to the extent that the Controlling Separation Party failed to consult with the Non-Controlling Separation Party pursuant to Section 9.2(b). If the Controlling Separation Party incurs out-of-pocket costs and expenses to be shared under this Section 9.2(e) during a fiscal quarter, such Controlling Separation Party shall provide notice to the Non-Controlling Separation Party within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Separation Party pursuant to this Section 9.2(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Separation Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Separation Party disputes the amount it is liable for under this Section 9.2(e), the Non-Controlling Separation Party shall reimburse the Controlling Separation Party within forty-five (45) days of delivery by the Controlling Separation Party of the notice described above. To the extent the Non-Controlling Separation Party does not agree with the amount the Controlling Separation Party claims the Non-Controlling Separation Party is liable for under this Section 9.2(e), the dispute shall be resolved in accordance with Article XIII. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 9.2(e), the Controlling Separation Party will provide the Non-Controlling Separation Party with a good faith estimate of such costs.

ARTICLE X

Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.

This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated; and (b) amounts due under such agreements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to any member of the Parent Group or by or to any member of the SpinCo Group with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Separation Parties and their Affiliates shall cease at such time.

ARTICLE XI

Survival of Obligations.

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII

Treatment of Payments; Tax Gross Up.

Section 12.1 Treatment of Tax Indemnity and Tax Benefit Payments.

In the absence of any change in Tax treatment under the Code or other applicable Tax Law any Tax indemnity payments made under this Agreement shall be treated for Tax purposes as either (i) a non-taxable contribution by an Additional Eaton Party to SpinCo or another member of the SpinCo Group, or (ii) a distribution by SpinCo or another member of the SpinCo Group to a member of the Parent Group (excluding Parent), in each case, made immediately prior to the Distribution, or (iii) a payment by an Additional Eaton Party acting as an agent on behalf of another member of the Parent Group (excluding Parent) to SpinCo (or another member of the SpinCo Group) or SpinCo or another member of the SpinCo Group to an Additional Eaton Party (or another member of the Parent Group). In the event of any Tax indemnity payment under this Agreement, the Additional Eaton Parties shall consult in good faith with SpinCo to determine the Tax treatment of any payment made pursuant to this Agreement, and the Parties agree to treat any such payment in accordance with such determination, provided that any disagreement with respect to such Tax treatment shall be resolved pursuant to Article XIII; provided, further, that in no event shall any payments under this Agreement be treated as a contribution by Parent to SpinCo or a distribution by SpinCo to Parent. The Separation Parties further acknowledge and agree to treat any such payments in accordance with the Tax treatment determination provided in the preceding sentence (or as resolved in accordance with Article XIII).

Section 12.2 Tax Gross Up.

If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Separation Party as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Separation Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

ARTICLE XIII

Disagreements.

Section 13.1 Discussion.

The Separation Parties (and their respective Affiliates) mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Affiliates to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Parent Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Separation Parties shall negotiate in good faith to resolve the Dispute.

Section 13.2 Escalation.

If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of any Separation Party, will be referred for resolution to representatives of such Separation Parties at a senior level of management of the Separation Parties pursuant to the procedures set forth in Article IX of the Separation and Distribution Agreement.

Section 13.3 Referral to Tax Advisor for Computational Disputes.

Notwithstanding anything to the contrary in this Article XIII or in the Separation and Distribution Agreement, with respect to any Dispute under this Agreement involving computational matters, if the Separation Parties are not able to resolve the Dispute through the discussion process set forth in Section 13.1, then the Separation Parties shall not refer the dispute to the escalation process set forth in Section 13.2, but rather the Dispute will be referred to a Tax Advisor acceptable to each such Separation Party to act as an arbitrator in order to resolve the Dispute. In the event that the Separation Parties are unable to agree upon a Tax Advisor within fifteen (15) days following the completion of the discussion process, the Separation Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Separation Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Separation Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Separation Parties. Following receipt of the Tax Advisor’s written notice to the Separation Parties of its resolution of the Dispute, the Separation Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Separation Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Separation Parties.

Section 13.4 Injunctive Relief.

Nothing in this Article XIII will prevent a Separation Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to any such Separation Party. Notwithstanding anything to the contrary in this Agreement, the Additional Eaton Parties and SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of the Additional Eaton Parties and SpinCo will cause its respective Group members or Affiliates not to commence any dispute resolution procedure other than as provided in this Article XIII or the Separation and Distribution Agreement.

ARTICLE XIV

Expenses.

Except as otherwise provided in this Agreement, each Separation Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests and other matters related to Taxes under the provisions of this Agreement.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Termination.

After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 15.2 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. This Agreement may be executed by PDF signature and scanned and exchanged by electronic mail, and such PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement and the exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement and the Merger Agreement, the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Merger Agreement or the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control. For the avoidance of doubt, and notwithstanding Section 9.4(c) of the Separation and Distribution Agreement, the dispute resolution provisions of Article XIII of this Agreement shall control with respect to any Dispute arising under this Agreement.

(c) Parent and the Additional Eaton Parties represent on behalf of themselves and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 15.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 15.9. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION HEREOF, WHETHER SUCH CLAIMS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO

CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 15.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 15.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 15.4 Specific Performance.

Subject to Article XIII and Section 15.3, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Parties shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived.

Section 15.5 No Set-Off; Payments.

Except as expressly provided to the contrary in this Agreement or as otherwise mutually agreed to in writing by the Parties, (a) no Party and no member of such Party’s Group shall have any right of set-off or other similar rights with respect to (i) amounts payable pursuant to this Agreement or (ii) any other amounts claimed to be owed to any other Party or any member of its Group arising out of this Agreement and (b) any amounts payable pursuant to this Agreement shall be settled in the manner and on the timeframes provided in this Agreement.

Section 15.6 Continuity of Service and Performance.

Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Article XIII or the Separation and Distribution Agreement, with respect to all matters not subject to such dispute resolution.

Section 15.7 Assignability.

Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable (including by means of a divisional or divisive merger or similar transaction), in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Parties to be bound by the terms of this Agreement as if named a “Party” hereto and (ii) a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no assignment permitted by clauses (i) or (ii) of this Section 15.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by any non-assigning Party. In the case of any assignment permitted by this Section 15.7, the assigning Party shall provide prompt written notice of such assignment to any non-assigning Party.

Section 15.8 Third-Party Beneficiaries, Successors.

Except as expressly set forth in the Separation and Distribution Agreement or in this Agreement, and except for the rights of the members of each Party’s Group as set forth herein, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to, any successor of Parent or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement. As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on SpinCo hereunder and, for the avoidance of doubt, any restrictions applicable to SpinCo shall apply to RMT Partner, mutatis mutandis.

Section 15.9 Notices.

All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) when delivered by electronic mail (so long as the sender of such electronic mail does not receive an automatic reply from the recipient’s electronic mail server indicating that the recipient did not receive such electronic mail) or (d) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, Eaton Ohio or Eaton HoldCo to:

Eaton Corporation plc c/o Eaton Corporation 1000 Eaton Boulevard Cleveland, Ohio 44122
Attention:	Ron E. Garber, VP & Chief Counsel – M&A
Email:	RonEGarber@eaton.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
Attention:	Steven J. Williams
Dotun O. Obadina
Email:	swilliams@paulweiss.com
dobadina@paulweiss.com

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	David M. Rievman
Michael J. Cardella
Email:	david.rievman@skadden.com
michael.cardella@skadden.com

If to SpinCo or RMT Partner, to:

Dana Incorporated 3939 Technology Drive Maumee, Ohio 43537
Attention:	Douglas H. Liedberg
Email:	doug.liedberg@dana.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	David M. Klein, P.C.
Rachael G. Coffey, P.C.
Brian H. Junquera
Email:	dklein@kirkland.com
rachael.coffey@kirkland.com
brian.junquera@kirkland.com

Any Party may, by notice to the other Parties, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect any other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 15.10 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 15.11 Headings.

The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.12 Waivers of Default.

No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by any other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 15.13 Amendments; Waivers.

No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 15.14 Interpretation.

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including the exhibits hereto) and not to any particular provision of this Agreement. Article or Section references are to the Articles and Sections of or to this Agreement, unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 15.13). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

EATON CORPORATION PLC, a public limited company incorporated under the laws of the Republic of Ireland

By:
Name:
Title:

EATON CORPORATION, an Ohio Corporation

By:
Name:
Title:

EATON CAPITAL UNLIMITED CORPORATION, an Irish corporation

By:
Name:
Title:

MOBILITY (USA) CORPORATION, a Delaware corporation

By:
Name:
Title:

DANA INCORPORATED, a Delaware corporation

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]